Exhibit 99.1

200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309

NEWS RELEASE

Contact:	Robert W. Beard,
Vice President, Corporate Administration & Development
and Investor Relations Officer, 954-308-4200

STREICHER MOBILE FUELING, INC. REPORTS RESULTS
FOR THE FIRST QUARTER ENDED SEPTEMBER 30, 2006 AND
CONFERENCE CALL FOR NOVEMBER 15, 2006

Ft. Lauderdale, FL, November 14, 2006 - STREICHER MOBILE FUELING, INC. (NASDAQ: FUEL) (the “Company”), a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, construction, utility, energy, chemical, manufacturing and government service industries today announced results for the first quarter ended September 30, 2006.

SELECTED INCOME STATEMENT AND FINANCIAL DATA
(All amounts in thousands of dollars, except per share and volume data)
Three-Month Periods Ended
(Unaudited)
				Increase (decrease)
				September		June
	9/30/2006	9/30/2005	6/30/2006	$	%	$	%
Total revenues	65,965	52,796	70,558	13,169	25%	(4,593)	(7)%
Gross profit	4,122	3,813	2,509	309	8%	1,613	64%
Selling, general and administrative expenses	3,650	2,534	4,152	1,116	44%	(502)	(12)%
Operating income (loss)	472	1,279	(1,643)	(807)	(63)%	2,115	129%
Interest expense, net	(949)	(675)	(1,481)	274	41%	(532)	(36)%
Other income (expense)	15	11	(11)	4	36%	26	236%
Net income (loss)	(462)	615	(3,135)	(1,077)	(175)%	(2,673)	(85)%

EBITDA	1,168	1,784	(767)	(616)	(35)%	1,935	252%

Basic net income (loss) per share	(.04)	0.07	(0.30)
Diluted net income (loss) per share	(.04)	0.06	(0.30)

Basic weighted average shares outstanding	10,496	9,339	10,350
Diluted weighted average shares outstanding	10,496	10,198	10,350

Depreciation and amortization	654	402	651	252	63%	3	0%

Gallons sold (in thousands)	23,429	20,819	24,591	2,610	13%	(1,162)	(5)%

Net margin per gallon (in cents) [1]	19.4	19.9	12.4	(0.5)	(3)%	7.0	56%

[1]	Net margin per gallon equals gross profit plus cost of sales depreciation and amortization divided by number of gallons sold

RECONCILIATION OF EBITDA, A NON-GAAP MEASURE
(All amounts in thousands of dollars)
Three-Month Periods Ended
(Unaudited)
				Increase (decrease)
				September		June
	9/30/2006	9/30/2005	6/30/2006	$	%	$	%
Net income (loss)	(462)	615	(3,135)	(1,077)	(175)%	2,673	85%
Add back:
Interest expense	949	675	1,486	274	41%	(537)	(36)%
Depreciation and amortization:
Cost of sales	431	336	537	95	28%	(106)	(20)%
Selling, general and administrative	223	66	114	157	238%	109	96%
Amortization of stock compensation expense	27	92	231	(65)	(71)%	(204)	(88)%
EBITDA	1,168	1,784	(767)	(616)	(35)%	1,935	252%

CONDENSED CONSOLIDATED BALANCE SHEET
(All amounts in thousands of dollars)
	9/30/2006	6/30/06	Increase (decrease)
	(Unaudited)
ASSETS
Current assets	$27,734	$32,182	$(4,448)	(14)%
Property, plant and equipment, net	11,304	11,739	(435)	(4)%
Other assets, net	4,054	4,193	(139)	(3)%
	43,092	48,114	(5,022)	(10)%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	27,495	30,884	(3,389)	(11)%
Long-term debt, net and other liabilities	10,476	11,690	(1,214)	(10)%
Stockholders’ equity	5,121	5,540	(419)	(8)%
	$43,092	$48,114	$(5,022)	(10)%

Richard E Gathright, Chairman, CEO and President, commented:

“The significant progress we made this quarter is best illustrated by comparing it to the immediately preceding quarter ending June 30, 2006 rather than the first quarter of last year ending September 30, 2005, since the quarter a year ago did not include the October 2005 acquisition of H & W.

•
Gross profit for the first quarter was $4.1 million compared to $2.5 million in the fourth quarter last year. This increase of $1.6 million in gross profit was primarily due to improved net margins of $1.1 million in petroleum product sales and services and a reduction of $240,000 in operating expenses related to these sales and service.

•	Net loss in the first quarter was reduced to $462,000 from $3.1 million in the fourth quarter loss of last year.
•	Net margin per gallon sold improved to 19.4 cents in the first quarter from 12.4 cents in the fourth quarter of last year.
•
EBITDA of $1.2 million in the first quarter improved $1.9 million from the negative $767,000 in the fourth quarter last year, even without adding back the $653,000 investment in corporate infrastructure and ongoing integration costs.

It is also important to note that our cash and cash availability as of November 9, 2006, was $7.0 million, up from $5.7 million at September 30, 2006.”

First Quarter 2006 Comparisons with First Quarter 2005

The Company reported a net loss for the current quarter of $462,000, or $.04 per basic and diluted share compared to net income for the prior year quarter of $615,000, or $.07 per basic share and $.06 per diluted share; revenues in the current quarter were $66 million, a 25% increase over $53 million in the prior year quarter, and gross profit in the current quarter was $4.1 million, an 8% increase over $3.8 million in the prior year quarter.

Revenues increased $13.2 million, or 25%, in the current quarter compared to the prior year quarter. The Company sold 23.4 million gallons of fuel in the current quarter, compared to the 20.8 million gallons in the prior year quarter, a 2.6 million gallon, or 13%, increase in new business. The increase in revenues was primarily related to the H & W acquisition and an average 11.0 cent per gallon higher market price for fuel compared to a year ago offset by a reduction in emergency response services revenue from the prior year quarter when the Company provided emergency response services related to the four hurricanes that hit the Gulf Coast and Florida.

Gross profit increased $309,000, or 8%, in the current quarter compared to the prior year quarter. This improvement resulted primarily from the increase of 2.6 million gallons related to the acquisition of H & W and overall higher commercial fueling margins, offset by the reduction in emergency response services in connection with the four hurricanes a year ago. The current quarter gross profit was $4.1 million, an increase of $1.6 million, or 64%, over the $2.5 million gross profit in the prior year fourth quarter. This increase was primarily due to improved net margins in all petroleum products and services the Company sells of $1.1 million, together with a reduction of $240,000 in operating expenses included in the cost of petroleum product sales and service, a decrease in depreciation of $106,000 and $172,000 attributable to not providing any additional provision to the slow moving inventory reserve.

Net margin per gallon for the current quarter decreased to 19.4 cents per gallon compared to 19.9 cents per gallon for the prior year quarter. This decrease was the result of both lower fuel prices and a reduction in emergency response services since the severe hurricane activity experienced in 2005 did not reoccur during the 2006 hurricane season. However it should be noted that net margin in the current quarter was 19.4 cents per gallon compared to 12.4 cents per gallon in the fourth quarter ending June 30, 2006, an increase of 56%. This increase was the result of an increase in higher net margin from new business, together with overall higher net margins, including emergency response preparation from Hurricane Ernesto, and lower direct operating expenses.

Selling, general and administrative (“SG&A”) expenses increased $1.1 million in the current quarter compared to the prior year same quarter. This increase resulted primarily from $728,000 of payroll, depreciation, rent and other expenses related to the H & W acquisition and $653,000 of corporate infrastructure and ongoing integration costs offset by a reduction in the provision for bad debts of $168,000. The increase in SG&A expenses in the current year quarter reflects the continued spending on building the Company’s new corporate infrastructure with capability to support current operations and future acquisitions, which expenses are treated as period costs, even though the Company continues to bear the SG&A burden associated with its current operations. While it is expensive to bear both the historical SG&A expenses of the Company’s individual operating units and the expense of developing a new integrated infrastructure, the Company believes that these additional expenses incurred now will eventually reduce overall future SG&A expenses.

During the current year quarter the Company incurred $720,000 of stated interest expense, a $301,000 increase over the prior year quarter which was due to the increase in the line of credit interest expense resulting from a higher outstanding balance relating to the H & W acquisition and an overall increase in the prime interest rate of 1.66% over a year ago. The Company also recorded $229,000 of non-cash amortization of deferred debt costs and debt discount, a decrease of $27,000 from the prior year quarter. The Company is currently pursuing various alternatives to convert or retire a portion of this debt to shareholders’ equity in order to reduce interest costs, although such a transaction would likely result in a one-time, non-cash write-off of the related debt discount and deferred debt costs.

EBITDA Non-GAAP Measurements

EBITDA, earnings before interest, taxes, depreciation and amortization, including amortization of stock compensation expense, a non-GAAP measure, decreased by $616,000 to $1.2 million for the current quarter compared to the prior year quarter of $1.8 million, a reduction of 35%. This decrease related primarily to a 0.5 cent lower net margin per gallon resulting from less emergency response services than a year ago, the $653,000 of SG&A expenses related to the corporate infrastructure and ongoing integration initiatives and the $728,000 of expenses acquired from H & W.

While proforma EBITDA is not a measure of financial performance under generally accepted accounting principles, the Company believes that the measure provides meaningful information relating to the use of resources in growing our business. The Company uses proforma EBITDA as an internal measure and believes it is also considered as a measure of performance by the investment community. It is not meant to be considered a substitute or replacement for net income in accordance with generally accepted accounting principles and should be distinguished from conventional EBITDA which is also a non-GAAP measure.

The following proforma EBITDA reconciliation demonstrates the financial impact on the Company’s EBITDA of the corporate infrastructure and ongoing integration costs incurred during the current year quarter and the fourth quarter of the year ended June 30, 2006. These costs, which are required to be expensed under GAAP, are directly related to executing the Company’s business plan; were anticipated by management; and represent a commitment to future growth, both organically and by selective acquisitions. While a portion of these costs may have been incurred absent infrastructure and integration considerations, they primarily support the Company’s long-term objective to enhance shareholder value by investing now to benefit future performance. The components of these corporate infrastructure and ongoing integration costs include management and support personnel additions and retention, placement fees, information technology consulting, accounting support, acquisition strategies and analyses, facility leasing, legal assistance and integration travel and ancillary expenses.

RECONCILIATION OF PROFORMA EBITDA, A NON-GAAP MEASURE
  (All amounts in thousands of dollars)
Three Month Periods Ended (Unaudited)
			Increase (decrease)
	9/30/2006	6/30/2006	$	%
EBITDA	1,168	(767)	1,935	252%
Add:
Corporate infrastructure and ongoing integration costs	653	1,044	(391)	(37)%
Non-cash provisions for doubtful accounts and other	23	156	(133)	(85)%
Non-cash provision for slow moving inventory	--	172	(172)	(100)%
Proforma EBITDA	1,844	605	1,239	205%

Impact of Non-cash and Corporate Infrastructure/Integration Costs on Net Income

The Company also believes that it is important to recognize the material impact of non-cash items and corporate infrastructure and ongoing integration costs on its net losses for the current quarter and the fourth quarter ended June 30, 2006. The following reconciliation reflects net income (loss) before non-cash items; and net income (loss) before non-cash items and corporate infrastructure and ongoing integration costs; both of which are non-GAAP measures. It demonstrates the significant effect that the Company’s financing, acquisition and corporate development programs have had on its financial performance; and that the $462,000 loss reported in the current quarter should be viewed in conjunction with the $1.6 million of non-cash and corporate infrastructure and ongoing integration costs incurred during that period.

RECONCILIATION OF NET LOSS, NON-CASH ITEMS, AND CORPORATE
INFRASTRUCTURE AND ONGOING INTEGRATION COSTS, NON-GAAP MEASURES
 (All amounts in thousands of dollars)
Three Months Periods Ended (Unaudited)

	Increase (decrease)
	9/30/06	6/30/06
Net loss	$(462)	$(3,135)

Non-Cash Items:
Depreciation - cost of sales	431	537
Depreciation and amortization - SG&A	223	114
Amortization of deferred debt cost	79	245
Amortization of debt discount	150	491
Stock-base compensation expense	27	231
Other non-cash expenses	(9)	80
Inventory reserve	—	172
Provision for allowance of doubtful accounts	32	156
Total non-cash items	933	2,026

Net income (loss) before non-cash items	471	(1,109)

Add: Corporate infrastructure and ongoing integration costs	653	1,044
Net income (loss) before non-cash items and corporate infrastructure and ongoing integration costs	$1,124	$(65)

CONFERENCE CALL

Management will host a conference call on Wednesday, November 15, 2006 at 2:00 P.M. ET, to further discuss the results of the Company’s first quarter ended September 30, 2006. The conference call will be available via teleconference by dialing 800.659.2037 (domestic) or 617.614.2713 (international), using Pass Code 31578382. There will also be a web-cast over the Internet at www.mobilefueling.com. An audio digital replay of the call will be available from November 15, 2006, at 4:00 P.M. ET until Midnight ET on November 22, 2006, by dialing 888.286.8010 (domestic) or 617.801.6888 (international), using Pass Code 33236349. A web archive will be available for 30 days at www.mobilefueling.com.

ABOUT STREICHER MOBILE FUELING, INC. (NASDAQ: FUEL)

The Company provides commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services. The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to refineries, manufacturers and other industrial customers. In addition, the Company’s fleet of special duty tractor-trailer units provides heavy and ultra-heavy haul transportation services over short and long distances to customers requiring the movement of over-sized or over-weight equipment and manufactured products. The Company conducts operations from 28 locations serving metropolitan markets in Alabama, California, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee, and Texas. More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the future performance of the Company, its newly acquired operations or new operating locations, the future expansion plans of the Company and the potential for further growth of the Company are all “forward looking statements” which should not be relied upon.  Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time.  Because these statements depend on various assumptions as to future events, including but not limited to those assumptions noted in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section in the Company’s Form 10-Q for the quarter ended September 30, 2006, they should not be relied on by shareholders or other persons in evaluating the Company.  Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected.  There are numerous risks and uncertainties which could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2006.